Exhibit 99.1

WEST MARINE REPORTS FISCAL YEAR 2016

NET INCOME OF $6.5 MILLION, UP 44% COMPARED TO 2015,

2016 EARNINGS PER SHARE OF $0.26

WATSONVILLE, CA, February 23, 2017 - West Marine, Inc. (NASDAQ: WMAR) today reported financial results for the fourth quarter and fiscal year ended December 31, 2016 (“fiscal 2016”).

Full Year 2016 Results

•	Net income and earnings per diluted share were $6.5 million and $0.26, respectively, compared to net income and earnings per diluted share of $4.5 million and $0.18, respectively, last year, representing a 44.6% increase in net income.
•	Net revenues for fiscal 2016 were $703.4 million, a decrease of 0.2% compared to fiscal 2015.
•	Comparable store sales increased by 0.8% in fiscal 2016.
•	Income before income taxes was $11.6 million, an increase of 59.1% compared to fiscal 2015.
•	Earnings before interest expense, income tax expense, depreciation and amortization (“EBITDA”) increased to $34.0 million, compared to EBITDA of $28.3 million last year.
•	Cash and cash equivalents totaled $76.1 million at the end of the year.

Matt Hyde, West Marine’s CEO, commented: “I’m pleased with how the team has continued to execute on our strategies while driving higher profitability. Of note, our overall pre-tax profits increased 59% on flat sales. These results reflect our vigilance in improving the customer experience, increasing our margins by closing under-performing stores, implementing targeted expense structure improvements, focusing on waterlife store expansion and improving our omni-channel business.”

Further Progress on Growth Strategies

Progress on the company’s growth strategies for fiscal 2016 was as follows:

•	Sales from our eCommerce websites increased by 19.7% compared to last year and represented 11.4% of total sales, compared to 9.5% for the same period last year, showing progress towards our goal of 15% of total sales.
•	Sales through waterlife stores were 50.1% of total sales compared to 46.0% last year. This year-over-year increase resulted in the company achieving its goal to deliver 50% of total sales through these stores that have been optimized to offer a broader selection of merchandise than our traditional stores that focus on core boating products.
•	For fiscal 2016 compared to fiscal 2015, sales in merchandise expansion product lines, which include footwear, apparel, clothing accessories, fishing products and paddlesports equipment, increased 2.0%, while core product sales declined by 1.0%.

Results for Fiscal Year 2016

Net revenues for the 52 weeks ended December 31, 2016 were $703.4 million, a decrease of 0.2%, compared to net revenues of $704.8 million for the 52 weeks ended January 2, 2016. For fiscal 2016, comparable store sales increased by 0.8%, which was offset by store closures during the year.

Gross profit for fiscal 2016 increased 1.8% from $202.0 million in fiscal 2015 to $205.7 million in fiscal 2016, while SG&A expenses decreased 0.3% from $194.3 million to $193.6 million.

Pre-tax profit margin improved by 0.6%, to 1.6% for fiscal 2016, as compared to 1.0% last year. This change primarily was driven by a 0.5% increase in gross profit margin.

Net income for fiscal 2016 was $6.5 million, or $0.26 per diluted share, compared to net income of $4.5 million, or $0.18 per diluted share, last year.

Results for the Fourth Quarter of 2016

Net revenues for the 13 weeks ended December 31, 2016 decreased by $0.7 million, or 0.5%, to $129.5 million compared to $130.2 million for the 13 weeks ended January 2, 2016. Comparable store sales decreased 1.0% when comparing the fourth quarter 2016 with the fourth quarter 2015.

Gross profit for the fourth quarter 2016 increased 0.5% from $28.0 million in the fourth quarter 2015 to $28.2 million in the fourth quarter 2016, while SG&A expenses decreased 6.8% from $48.3 million to $45.0 million.

Net loss for the fourth quarter was $9.8 million, or $0.39 per basic share, compared to net loss of $11.1 million, or $0.45 per basic share, for the fourth quarter of 2015.

Fiscal 2017 Outlook

The company expects net revenue to increase by 1% to 2% in fiscal 2017. This revenue growth, combined with continued expense control, is expected to improve profitability, and the company expects pre-tax profits to be up from $11.6 million in 2016 to a range of $13.0 to $16.0 million in 2017.

Matt Hyde continued: “We are looking forward to 2017 as a number of our initiatives continue to produce results for the company overall. We project an increase in profitability driven by cost controls, incremental revenue gains and improvements in margin management.”

Investor Conference Call

West Marine will hold a conference call and webcast on Thursday, February 23, 2017, at 4:30 p.m. Eastern Time to discuss its fourth quarter and fiscal year 2016 results. The live call will be webcast and available in real time on the internet at westmarine.com under “Investor Relations.” Participants also may dial (888) 756-1546 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 66546939.

An audio replay of the call will be available February 23, 2017 at 8:00 p.m. Eastern Time through March 2, 2017 at 11:59 p.m. Eastern Time. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 66546939.

About West Marine

Each person has a unique connection to the water. At West Marine (westmarine.com, NASDAQ: WMAR), our knowledge, enthusiasm and products prepare waterlife adventurers to foster that connection and explore their passions. With more than 250 stores located in 38 states and Puerto Rico, an eCommerce website reaching domestic and international customers, and a wholesale business for our professional customers, West Marine is recognized as a leading Waterlife Outfitter for cruisers, sailors, anglers and paddlesports enthusiasts. Since first opening our doors in 1968, West Marine associates continue to share the same love for the water as our customers and provide helpful advice on the gear and gadgets they need to be safe and have fun.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These risks and uncertainties include, among other things, expectations related to growth in net revenues and profitability, expectations that our investments will continue to drive our growth strategies, while improving profit margins, expectations related to our ability to manage costs, as well as facts and assumptions underlying these expectations and projections. In addition, the results presented in this release are preliminary and unaudited, and may change as we finalize our financial statements. Actual results for the fourth quarter and fiscal year 2016 results and for 2017 may differ materially from the preliminary 2016 and current 2017 expectations expressed or implied in this release due to various risks, uncertainties or other factors, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 2, 2016 and quarterly report on Form 10-Q for the fiscal quarter ended April 2, 2016, as well as the discussion of critical accounting policies in our Form 10-K for the year ended January 2, 2016. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This release references certain financial information not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically EBITDA. We believe that EBITDA provides a helpful picture of the operating performance of the business, given the significant investments we are making in the growth of the business, by eliminating the effects of depreciation and interest expense. EBITDA is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled this non-GAAP financial measure to net income (loss), the most directly comparable GAAP financial measure in the table set forth below. For more information, see our Current Report on Form 8-K filed February 23, 2017.

Contact: West Marine, Inc.

Jeffrey Lasher, Executive Vice President and Chief Financial Officer

(831) 761-4229

West Marine, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	December 31, 2016	January 2, 2016
ASSETS
Current assets:
Cash and cash equivalents	$76,141	$48,159
Trade receivables, net	6,413	7,141
Merchandise inventories, net	212,106	222,853
Other current assets	20,568	23,571
Total current assets	315,228	301,724

Property and equipment, net	82,517	81,561
Long-term deferred income taxes	3,862	4,321
Other assets	4,495	4,209
TOTAL ASSETS	$406,102	$391,815

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,999	$26,275
Accrued payroll	15,609	21,506
Accrued expenses and other	29,510	27,245
Total current liabilities	78,118	75,026

Deferred rent and other	19,253	17,330
Total liabilities	97,371	92,356

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 25,690,484 shares issued and 25,001,595 shares outstanding at December 31, 2016, and 25,421,685 shares issued and 24,732,796 shares outstanding
at January 2, 2016	26	25
Treasury stock	(9,461)	(9,285)
Additional paid-in capital	214,790	211,663
Accumulated other comprehensive loss	(534)	(319)
Retained earnings	103,910	97,375
Total stockholders' equity	308,731	299,459
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$406,102	$391,815

West Marine, Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	December 31, 2016		January 2, 2016
Net revenues	$129,515	100.0%	$130,205	100.0%
Cost of goods sold	101,341	78.2%	102,162	78.5%
Gross profit	28,174	21.8%	28,043	21.5%
Selling, general and administrative expense	44,990	34.8%	48,256	37.0%
Loss from operations	(16,816)	(13.0)%	(20,213)	(15.5)%
Interest expense	108	0.1%	113	0.1%
Loss before income taxes	(16,924)	(13.1)%	(20,326)	(15.6)%
Benefits from income taxes	(7,135)	(5.5)%	(9,268)	(7.1)%
Net loss	$(9,789)	(7.6)%	$(11,058)	(8.5)%

Net loss per common and common equivalent share:

Basic	$(0.39)		$(0.45)
Diluted	$(0.39)		$(0.45)

Weighted average common and common equivalent
shares outstanding:
Basic	24,980		24,721
Diluted	24,980		24,721

	52 Weeks Ended
	December 31, 2016		January 2, 2016
Net revenues	$703,371	100.0%	$704,825	100.0%
Cost of goods sold	497,711	70.8%	502,780	71.3%
Gross profit	205,660	29.2%	202,045	28.7%
Selling, general and administrative expense	193,624	27.5%	194,299	27.6%
Income from operations	12,036	1.7%	7,746	1.1%
Interest expense	432	0.1%	452	0.1%
Income before income taxes	11,604	1.6%	7,294	1.0%
Provision for income taxes	5,069	0.7%	2,774	0.4%
Net income	$6,535	0.9%	$4,520	0.6%

Net income per common and common equivalent share:

Basic	$0.26		$0.18
Diluted	$0.26		$0.18

Weighted average common and common equivalent
shares outstanding:
Basic	24,893		24,629
Diluted	24,988		24,734

West Marine, Inc.

Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	52 Weeks Ended
	December 31, 2016	January 2, 2016

OPERATING ACTIVITIES:
Net income	$6,535	$4,520
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,166	20,687
Share-based compensation	2,779	2,787
Deferred income taxes	2,453	1,780
Provision for doubtful accounts	128	208
Lower of cost or market inventory adjustments	2,223	1,832
(Gain)/loss on asset disposals	(336)	855
Changes in assets and liabilities:
Trade receivables	600	(507)
Merchandise inventories	8,524	(10,387)
Other current assets	2,789	2,220
Other assets	(481)	(379)
Accounts payable	5,929	(7,901)
Accrued payroll	(5,897)	7,252
Accrued expenses and other	2,003	(141)
Deferred items and other non-current liabilities	(70)	480
Net cash provided by operating activities	49,345	23,306

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	884	67
Purchases of property and equipment	(22,679)	(22,613)
Net cash used in investing activities	(21,795)	(22,546)

FINANCING ACTIVITIES:
Borrowings on line of credit	1,051	875
Repayments on line of credit	(1,051)	(875)
Proceeds from exercise of stock options	1	1,141
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	609	590
Treasury shares acquired	(176)	(114)
Net cash provided by financing activities	434	1,617

Effect of exchange rate changes on cash	(2)	107

NET INCREASE IN CASH	27,982	2,484

CASH AT BEGINNING OF PERIOD	48,159	45,675
CASH AT END OF PERIOD	$76,141	$48,159
Other cash flow information:
Cash paid for interest	$275	$287
Cash paid for income taxes, net of refunds of $2,990 and $151	(339)	(27)
Non-cash investing activities:
Property and equipment additions in accounts payable	2,452	1,657

West Marine
Reconciliations of Non-GAAP Information
Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
(Unaudited and in millions)
	13 Weeks Ended		52 Weeks Ended
	December 31, 2016	January 2, 2016	December 31, 2016	January 2, 2016

GAAP Net Income	$(9.8)	$(11.1)	$6.5	$4.5

Add Back:
Interest Expense	0.1	0.1	0.4	0.5
Depreciation and Amortization *	5.7	5.3	22.0	20.5
Income Tax (Benefit)/Expense	(7.1)	(9.3)	5.1	2.8
	(1.3)	(3.9)	27.5	23.8

EBITDA	$(11.1)	$(15.0)	$34.0	$28.3

* Included in Cost of goods sold and SG&A. Amortization of deferred financing costs related to our revolving credit facility are included in interest expense.